EXHIBIT 15.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-169542) and Form F-3 (No. 333-169541) of IFM Investments Limited of our report dated April 27, 2015 relating to the consolidated financial statements, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers Zhong Tian LLP
Beijing, the People’s Republic of China

April 27, 2015